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                                                                     Exhibit 4

                                                     (As Amended May 27, 1997)

                        MFIC CORPORATION 1988 STOCK PLAN


1. Purpose. This 1988 Stock Plan (the "Plan") is intended to provide incentives (a) to the officers and other employees of MFIC Corporation, formerly known as Microfluidics International Corporation (the "Company"), its parent (if any) and any present or future subsidiaries of the Company (collectively, "Related Corporations") by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which qualify as "incentive stock options" ("ISO" or "ISOs") under Section 422 (b) of the Internal Revenue Code of 1986, as amended(the "Code"); (b) to directors, officers, employees and consultants of the Company and Related Corporations, or any other person or entity, as determined by the applicable administrator (as described in paragraph
2) to be in the best interests of the Company, by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"); (c) to directors, officers, employees and consultants of the Company and Related Corporations, orany other person or entity, as determined by the applicable administrator (as described in paragraph 2) to be in the best interests of the Company, by providing them with awards of stock in the Company ("Awards"); (d) to directors, officers, employees and consultants of the Company and Related Corporations, or any other person or entity, as determined by the applicable administrator (as described in paragraph 2) to be in the best interests of the Company, by providing them with Stock Appreciation Rights ("SAR" or "SARs") in tandem with, or independently of, options granted hereunder; (e) to officers and other employees and consultants of the Company and Related Corporations, or any other person or entity, as determined by the applicable administrator (as described in paragraph 2) to be in the best interests of the Company, by providing them with Stock Depreciation Rights ("SDR" or "SDRs") to cover shares of stock purchasable under any Non-Qualified Option granted hereunder by any recipient of a SDR granted hereunder; (f) to directors, officers, employees and consultants of the Company and Related Corporations, or any other person or entity, as determined by the applicable administrator (as described in paragraph 2) to be in the best interests of the Company by providing them performance awards in the form of units ("Units") representing phantom shares of stock ("phantom share" or "phantom shares"), each Unit representing one phantom share; and (g) to directors, officers, employees and consultants of the Company and Related Corporations, or any other person or entity, as determined by the applicable administrator (as described in paragraph
2) to be in the best interests of the Company, by providing them with opportunities to make direct purchases of stock in the Company ("Purchases"). Anything in this Plan to the contrary notwithstanding, Stock Rights (as described below in this paragraph 1) shall not be granted hereunder to any non-employee director of the Company.


     Both ISOs and Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options". Options, Awards, SARs, SDRs, Units and authorizations for Purchases are referred to hereafter collectively as "Stock Rights". Recipients of such Stock Rights are hereafter referred to individually as an "Optionee" and collectively as "Optionees". As used herein, the terms "parent" and "subsidiary"


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mean "parent corporation" and "subsidiary corporation", respectively, as those terms are defined in Section 424 of the Code.

     2. Administration of the Plan. The Plan shall be administered (i) to the extent required with respect to specific grants of Stock Rights by Rule 16b- 3 of the Securities and Exchange Commission ("Rule 16b-3") under the Securities and Exchange Act of 1934, as amended (the "1934 Act"), by two or more disinterested directors in compliance with Rule 16b3, and (ii) in all other cases, by such administrator or administrators as the Board of Directors may designate (collectively, the "Administrators").

     Subject to ratification of the grant or authorization of each Stock Right by the Board of Directors (the "Board") (if so required by applicable state law), and subject to the terms of the Plan, the applicable Administrator shall have the authority to (i) determine the employees of the Company and Related Corporations (from among the class of employees eligible under paragraph 1 to receive ISOs) to whom ISOs may be granted, and to determine (from among the class of individuals and entities eligible under paragraph 1 to receive Non-Qualified Options, Awards, SARs, SDRs, and Units and authorizations to make Purchases) to whom Non-Qualified Options, Awards, SARs, SDRs, Units and authorizations to make Purchases may be granted; (ii) determine the time or times at which Options, Awards, SARs, SDRs or Units may be granted or Purchases made; (iii) determine the option price of shares subject to each Option, subject to the requirements of paragraph 5 with respect to ISOs, and the purchase price of shares subject to each Purchase; (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option; (v) determine (subject to paragraph 5 with respect to ISOs) the time or times when each Option shall become exercisable and the duration of the exercise period; (vi) determine whether restrictions such as repurchase rights are to be imposed on shares subject to Stock Rights and the nature of such restrictions, if any; and (vii) interpret the Plan and prescribe and rescind rules and regulations relating to it. If the applicable Administrator determines to issue a Non-Qualified Option, it shall take whatever actions it deems necessary, under Section 422 of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by an Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final unless otherwise determined by the Board. Administrators or the Board may from time to time adopt such rules and regulations for carrying out the Plan as they may deem necessary. No member of the Board nor any Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

     3. Stock. The stock subject to Options, Awards, SARs, SDRs, Units and authorizations to make Purchases shall be authorized but unissued shares of Common Stock of the Company, par value $.01 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares of Common Stock which may be issued pursuant to the Plan is two million three hundred fifty thousand (2,350,000). The number of shares authorized for the grant of Stock Rights under the Plan shall be subject to adjustment as provided in paragraph 10. If any Option or any other Stock Right granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, or if the Company shall reacquire any unvested shares issued pursuant to Awards or authorization for Purchase, the unpurchased shares subject to such Options or Stock Rights and any unvested shares so reacquired by the Company shall again be available for grants of Stock Rights under the Plan.

     4. Granting of Stock Rights. Stock Rights may be granted under the Plan at any time after January 6, 1989. The date of grant of a Stock Right under


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the Plan will be the date specified by the applicable Administrator at the time it completes all actions necessary to grant such Stock Right; provided, however, that such date shall not be prior to the date on which the applicable Administrator acts to approve the grant. In no event shall any officer or employee be granted more than 500,000 shares of the Company's Common Stock pursuant to this Plan in any one fiscal year. The applicable Administrator shall have the right, with the consent of the Optionee, to convert an ISO granted under the Plan to a Non-Qualified Option pursuant to paragraph 13.

     5. ISO Provisions. Any of the following provisions shall have no force or effect if their inclusion in the Plan is not necessary for Options issued as ISOs to qualify as ISOs pursuant to the Code and the regulations issued thereunder.

             A.     Minimum Option Price for ISOs.

                    (i) The price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to any employee owning stock as of the date of such grant representing more than ten percent of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than 110 percent of the fair market value per share of Common Stock on the date of grant.

                    (ii) In no event shall the aggregate fair market value (determined at the time an ISO is granted) of Common Stock for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any Related Corporation) exceed $100,000.

                    (iii) If, at the time an ISO is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to the date such Option is granted and shall mean (i) the average (on that date) of the high and low prices of Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that day) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market. However, if the Common Stock is not publicly traded at the time an ISO is granted under the Plan, "fair market value" shall be deemed to be the fair value of the Common Stock as determined by the applicable Administrator after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.


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             B. Duration of ISOs. Subject to earlier termination as provided in subparagraphs E and F hereunder, each ISO shall expire on the date specified by the applicable Administrator, but not more than (i) ten years from the date of grant in the case of ISOs generally, and (ii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Related Corporation. Subject to the foregoing provisions and such earlier termination as provided in said subparagraphs E and F, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to paragraph 13.

             C. Eligible Employees. ISOs may be granted to any employee of the Company or any Related Corporation. Those officers and directors of the Company who are not employees may not be granted ISOs under the Plan.

             D. Acceleration of Exercise of ISOs. The Administrator shall not, without the consent of the Optionee, accelerate the exercise date of any installment of any ISO granted to any employee (and not previously converted into a Non-Qualified Option pursuant to paragraph 13) if such acceleration would violate the annual vesting limitation contained in Section 422 (d) of the Code, as described in subparagraph A(ii) herein above.

             E. Effect of Termination of Employment on ISOs. If an ISO Optionee ceases to be employed by the Company or any Related Corporations other than by reason of death or disability (as such term is defined in subparagraph F hereunder), any ISO granted to such Optionee within the six-month period immediately preceding such termination shall be canceled forthwith. With respect to any ISOs granted to such Optionee more than six months prior to such termination, no further installments of such ISOs shall become exercisable and his ISOs shall terminate after the passage of 60 days from the date of termination of his employment, but in no event later than on their specified expiration dates, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to paragraph 13. Leave of absence with the written approval of the applicable Administrator shall not be considered an interruption of employment under the Plan, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the employee after the approved period of absence. Employment shall also be considered as continuing uninterrupted during any other bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such Optionee's right to reemployment is guaranteed by statute. ISOs granted under the Plan shall not be affected by any change of employment or within or among the Company and Related Corporations, so long as the Optionee continues to be an employee of the Company or any Related Corporation.

             F. Effect of Death or Disability. If an Optionee ceases to be employed by the Company or any Related Corporation by reason of his death, any ISO owned by such Optionee may be exercised, to the extent of the number of shares with respect to which he could have exercised it on the date of his death, by his estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, at any time prior to the earlier of the date specified in the ISO agreement, the ISO's specified expiration date or one year of the death of the Optionee.

     If an Optionee ceases to be employed by the Company and all Related Corporations by reason of his disability, he shall have the right to exercise any ISO held by him on the date of termination of employment, to the extent of


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the number of shares with respect to which he could have exercised it on that date, at any time prior to the earlier of the date specified in the ISO agreement, the ISO's specified expiration date or one year from the date of the termination of the Optionee's employment. For the purposes of the Plan, the term "disability" shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code or successor statute.

             G. Adjustments. Any adjustments made pursuant to sub- paragraphs A or B of this paragraph 5 with respect to ISOs shall be made only after the applicable Administrator, after consulting with counsel for the Company, determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the applicable Administrator determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs, it may refrain from making such adjustments.

             H. Notice to Company of Disqualifying Dispositions. By accepting an ISO granted under the Plan, each ISO Optionee agrees to notify the Company in writing immediately after such Optionee makes a "disqualifying disposition" of any Common Stock acquired pursuant to the exercise of an ISO. A disqualifying disposition generally is (as defined in Sections 421, 422 and 424 of the Code) any disposition (including any sale) of such Common Stock before the later of
(a) two years after the date the employee was granted the ISO or (b) the date one year after the date the employee acquired Common Stock by exercising the ISO.

             I. Other Requirements. ISOs shall be issued subject to such additional requirements as may be imposed from time to time by the Code or the regulations issued thereunder.

     6. Stock Appreciation Rights. At the discretion of the applicable Administrator, Options granted under this Plan may be granted in tandem with SARs ("tandem SARs"), or SARs may be granted independently of and not in tandem with any Option ("naked SARs"). SARs will become exercisable at such time or times, as on such conditions, as the applicable Administrator may specify; the applicable Administrator may impose conditions upon the grant or exercise of any SAR, which conditions may include a condition that the SAR may only be exercised in accordance with rules and regulations adopted by the Board or such applicable Administrator from time to time. Such rules and regulations may govern the right to exercise the SAR granted prior to the adoption or amendment of such rules and regulations as well as SAR rights granted thereunder.

             A.     Tandem SARs.

                    (i) Any tandem SAR granted with an ISO may be granted only at the date of grant of such ISO. Any tandem SAR granted with a Non-Qualified Option may be granted either at or after the time such Option is granted. A tandem SAR is the right of an Optionee, without payment to the Company (except for applicable withholding taxes), to receive the excess of the fair market value (as defined in subparagraph 5(A)(iii)) per share on the date on which such SAR is exercised over the option price per share as provided in the related underlying Option. A tandem SAR granted with an ISO may be exercised only when the fair market value (as defined in subparagraph 5(A)(iii)) per share of the Common Stock subject to the ISO exceeds the per share exercise price of the ISO. A tandem SAR granted with an ISO shall subject to the same restrictions on transferability as the underlying ISO. A tandem SAR granted with an Option shall pertain, to, and be granted only in conjunction with, the related underlying Option granted


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     under this Plan and shall be exercisable and exercised only to the extent and that the underlying Option is exercisable. The number of shares of Common Stock subject to such tandem SAR shall be all or part of the shares subject to such Option as determined by the applicable Administrator. The tandem SAR shall either become fully or partially non-exercisable and shall then be fully and partially forfeited if the exercisable portion, or any part thereof, or the underlying Option is exercised and vice versa.

                    (ii) Subject to any additional restrictions or conditions imposed by the applicable Administrator, a tandem SAR may be exercised by the Optionee as to a number of shares of Common Stock under its related Option only upon the surrender of the then-exercisable portion of the related Option covering a like number of shares of Common Stock. Upon the exercise of a tandem SAR and the surrender of the exercisable portion of the related Option, the Optionee shall be awarded cash, shares of Common Stock or a combination of shares and cash at the discretion of the applicable Administrator. The award shall have a total value equal to the product obtained by multiplying (1) the excess of the fair market value per share on the date of which such tandem SAR is exercised over the Option price per share by (2) the number of shares subject to the exercisable portion of the related Option so surrendered.

             B.     Naked SARs.

                    (i) A naked SAR may be granted irrespective of whether the recipient holds, is being granted, or has been granted any options under any stock plan of the Company. A naked SAR may be granted irrespective of whether the recipient holds, is being granted, or has been granted any tandem SARs. A naked SAR may be made exercisable without regard to the exercisability of any Option.

                    (ii) With respect to the exercise of any naked SAR, the term "Spread" as used in this paragraph 6 shall mean an amount equal to the product computed by multiplying (1) the excess of (A) the fair market value per share of Common Stock of the Company on the date such naked SAR is exercised over (B) the price designated by the applicable Administrator (the "Award Price") by (2) the number of shares with respect to which such naked SAR is being exercised.

             C.     General Provisions.

                    (i) The applicable Administrator may specify that a SAR shall be exercisable for cash, for shares, for a combination of cash or shares, or in cash or shares at the holder's option. On the exercise of a SAR, the holder thereof, except as provided in subparagraphs (ii) and (iii) of this paragraph 6(C), shall be entitled to receive either:

                           (a) if the exercise is for shares, a number of shares
             equal to the quotient computed by dividing the Spread by the fair market value per share of Common Stock (as determined in accordance with paragraph 5(A)(iii)) on the date of exercise of the SAR, provided, however, that in lieu of fractional shares the Company shall pay cash equal to the same fraction of the fair market value per share on the date of exercise of the SAR; or


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                           (b)   if the exercise is for cash, an amount in cash
             equal to the Spread; or

                           (c) if the exercise is partly for cash and partly for
             shares, a combination of cash in the amount specified in such SAR holder's notice of exercise, and a number of shares calculated as provided in clause (a) of this subparagraph (i), after reducing the Spread by such cash amount, plus cash in lieu of any fractional share as provided above.

                    (ii) Notwithstanding the provisions of subparagraph (i) of this paragraph 6(C) the applicable Administrator shall have sole discretion to consent to or disapprove, in whole or in part, any permitted election or the right without election of a holder of a SAR to receive cash upon the exercise of a SAR ("Cash Election"). Such consent or disapproval may be given at any time after the Cash Election to which it relates. If the applicable Administrator shall disapprove a Cash Election, in lieu of paying the cash (or any portion thereof) specified in such Cash Election, the Administrator shall determine the amount of cash, if any, to be paid pursuant to such Cash Election and shall issue a number of shares calculated as provided in paragraph 6(C)(i)(a) after reducing the Spread by such cash to be paid plus cash in lieu of any fractional share.

                    (iii) SARs granted to officers or directors of the Company shall be subject to the following additional provisions; (a) a Cash Election may be made only during the period beginning on the third business day following the date of release for publication of the quarterly and annual summary statements of sales and earnings of the Company and ending on the twelfth business day following such date; and
       (b) no Cash Election may be made (and no related Option exercised) during the six months after grant, except in the event of the death or disability of the holder as provided. The Company intends that this paragraph (iii) shall comply with the requirements of Rule 16b-3 promulgated under the 1934 Act. Should any provision of this subparagraph
       (iii) be unnecessary to comply with the requirements of the said Rule 16b- 3, the Board may amend this Plan to add to or modify the provisions of this Plan accordingly.

                    (iv) No SAR shall be transferable except by will or by the laws of descent and distribution. During the life of a holder of a SAR, the SAR shall be exercisable only by him or his guardian or legal representative.

                    (v) A person exercising a SAR for shares shall not be treated as having become the registered owner of any shares issued on such exercise until such shares are delivered to him.

                    (vi) Each SAR shall be on such terms and conditions (including additional terms and conditions) not inconsistent with this Plan as the applicable Administrator may determine.

                    (vii) To exercise a SAR, the holder shall (i) give written notice thereof to the Company addressed to Irwin J. Gruverman by delivery to Microfluidics International Corporation at 30 Ossippee Road, Newton, Massachusetts 02164, and by specifying therein the amount he elects (if such election is permitted under the terms of the SAR) to receive in cash, if any, and the amount he elects (if such election is permitted under the terms of the SAR) to receive in shares and (ii) deliver to the Company such written representations, warranties and covenants as may be required by the Company or Company counsel. The date of exercise of a SAR shall be the date


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     on which the Company shall have received the notice referred to in the first sentence of this subparagraph (vii).

                    (viii) The number of shares awardable to an Optionee with respect to the noncash portion of a SAR shall be determined by dividing such noncash portion by the fair market value per share (as determined in accordance with subparagraph 5(A)(iii)) on the exercise date. No fractional shares shall be issued. Any fractional share which, but for this subparagraph (viii), would have been issued to an Optionee pursuant to a SAR, shall be deemed to have been issued and immediately sold to the Company for their fair market value, and the Optionee shall receive from the Company cash in lieu of such fractional shares.

     7. Stock Depreciation Rights. The Board or applicable Administrator may grant SDRs to cover shares of stock purchased under any Non-Qualified Option. A SDR may be granted either at or after the time the related Option is granted. SDRs, unless otherwise specified by the applicable Administrator, entitle the Optionee to receive with respect to each share of Common Stock covered by the SDR(a "Covered Share") a cash amount equal to the positive difference, if any,produced by subtracting the greater of the Six-Month Spread or the Sale Spread from the Exercise Spread, with such terms being defined as follows:

                    (i) the Exercise Spread is the fair market value (as determined in accordance with paragraph 5(A)(iii)) per Covered Share on the date of exercise of the Option, minus the exercise price per share, but not less than zero;

                    (ii) the Six-Month Spread is the fair market value (as determined in accordance with paragraph 5(A)(iii)) per Covered Share on the date which is six months after exercise of the Option, minus the exercise price per share, but not less than zero;

                    (iii) the Sale Spread is the fair market value (as determined in accordance with paragraph 5(A)(iii)) per Covered Share on the date such share is sold, minus the exercise price per share of the Option pursuant to which the share was purchased, but not less than zero.

     Except as otherwise provided in the Plan or the instrument evidencing the grant of the SDR, the payment, if any, due under an SDR with respect to a covered share will be made within 30 days following the later of (i) the date on which the share is disposed of by the Optionee and (ii) such later date as may be provided in the instrument evidencing the grant of the SDR.

     The applicable Administrator may, at the time of grant, impose on the SDR such terms and conditions as it may deem appropriate, including, without limitation, the requirement that the Optionee remain as an employee until the SDR is paid or that other conditions be fulfilled before the SDR is paid.

     SDRs with respect to unexercised Options (or portions thereof) will terminate when such Options expire or are otherwise terminated.

     8. Units. At the discretion of the applicable Administrator, performance awards in the form of Units may be granted either independently of or in tandem with a Stock Right granted hereunder, to such extent as determined by the applicable Administrator, provided, however, that such Units shall not be granted in tandem with ISOs granted under the Plan. Units granted hereunder may be based on such factors as changes in the market price for shares of Common Stock of the Company, personal performance of the recipient of such Units or of


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his division or department, the performance of the Related Corporation by which he is employed, or any other factors or criteria set by the applicable Administrator. Units shall have such other terms and conditions as the applicable Administrator shall determine and shall be payable in such form as such Administrator may determine including, for example, payment in shares of the Company's Common Stock.

     9. Terms and Conditions of Stock Rights. Stock Rights shall be evidenced by instruments (which need not be identical) in such forms as the applicable Administrator may from time to time approve. Such instruments shall conform to such terms, conditions and provisions as are applicable under this Plan and may contain such other terms and conditions and provisions as the applicable Administrator deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Stock Rights. A Stock Right may provide for acceleration of exercise in the event of a change in control of the Company, in the discretion of and as defined by the applicable Administrator. The applicable Administrator may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

     10. Adjustments. Upon the happening of any of the following described events, an Optionee's rights with respect to Options granted to him hereunder, and the recipient's rights with respect to Common Stock to be acquired (or used for measurement purposes) pursuant to an authorization to the exercise of SDRs, SARs, Units, or to be acquired pursuant to an authorization to Purchase or an Award hereunder, shall be adjusted as hereinafter provided, unless otherwise specifically provided, in addition or to the contrary, in the written agreement between the recipient and the Company relating to such Stock Right.

             A. In the event shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if, upon a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company, the shares of Common Stock shall be exchanged for other securities of the Company or of another corporation, each grantee of a Stock Right shall be entitled, subject to the conditions herein stated, to purchase (or have used for measurement purposes) such number of shares of Common Stock or amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of Common Stock which such grantee would have been entitled to purchase (or have used for measurement purposes) except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange.

             B. In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which at the time shall be subject to a Stock Right hereunder, each grantee upon exercising a Stock Right shall be entitled to receive (for the purchase price paid upon such exercise) (or have used for measurement purposes) the shares or other consideration as to which he is exercising his Stock Right and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, or other consideration as he would have received if he had been the holder of the shares as to which he is exercising (or which are used for measurement in connection with) his Stock Right at all times between the date of grant of such Stock Right and the date of its exercise.


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             C. If any person or entity owning restricted Common Stock obtained by exercise of a Stock Right made hereunder receives new or additional or different shares or securities ("New Securities") in connection with a corporate transaction described in subparagraph A above or a stock dividend described in subparagraph B above as a result of owning such restricted Common Stock, such New Securities shall be subject to all of the conditions and restrictions applicable to the restricted Common Stock with respect to which such New Securities were issued.

             D. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company, unless specified to the contrary by the applicable Administrator in the instrument evidencing such Stock Right.

             E. No fractional shares shall actually be issued under the Plan. Any fractional shares which, but for this subparagraph E, would have been issued to a grantee pursuant to a Stock Right shall be deemed to have been issued and immediately sold to the Company for their fair market value, and the grantee shall receive from the Company cash in lieu of such fractional shares.

             F. Upon the happening of any of the foregoing events described in subparagraphs A or B above, the class and aggregate number of shares set forth in paragraph 3 hereof that are subject to Stock Rights which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Board shall determine the specific adjustments to be made under this paragraph 10 and, subject to paragraph 5(G), its determination shall be conclusive.

     11. Means of Exercising Stock Rights. A Stock Right (or any part of installment thereof) shall be exercised as specified in the written instrument granting such Stock Right, which instrument may specify any legal method of exercise. The holder of a Stock Right exercisable for shares shall not have the rights of a shareholder with respect to the shares covered by his Stock Right until the date of issuance of a stock certificate to him for such shares. Except as expressly provided above in paragraph 10 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

     12. Term and Amendment of Plan. This Plan was adopted by the Board on December 20, 1988, effective January 6, 1989, and was approved by the shareholders on June 2, 1989. The Plan was amended by the Board of Directors on February 17, 1993 to increase the number of shares authorized to be issued under the Plan from 1,000,000 shares to 1,750,000 shares. This increase was approved by the shareholders on June 8, 1993. The Plan was amended by the Board of Directors on April 4, 1997 (subject to shareholder approval) to increase the number of shares authorized to be issued under the Plan from 1,750,000 shares to 2,350,000 shares. This increase was approved by the shareholders on May 27, 1997. The Board may terminate or amend the Plan in any respect at any time, except that no amendment requiring shareholder approval under provisions of the Code and related regulations relating to ISOs or under Rule 16b-3 (or any successor or amended rule) will be effective without approval of shareholders as required and within the times set by such rules.

     13. Conversion of ISOs into Non-Qualified Options; Termination of ISOs. The applicable Administrator, at the written request or with the written consent of any Optionee, may in its discretion take such actions as may be necessary to convert such Optionee's ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Optionee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but shall not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such ISOs. At the time of such conversion the applicable Administrator (with the consent of the Optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the applicable Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any Optionee the right to have such Optionee's ISOs converted into Non-Qualified Options, and except as otherwise provided by the Code, no such conversion shall occur until and unless the Administrator takes appropriate action. The applicable Administrator, with the consent of the Optionee, may also terminate any portion of any ISO that has not been exercised at the time of such termination.

     14. Application of Funds. The proceeds received by the Company from the sale of shares pursuant to Options granted and Purchases authorized under the Plan shall be used for general corporate purposes.

     15. Governmental Regulation. The Company's obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

     16. Withholding of Additional Income Taxes and Employment Taxes. Upon the exercise of a Non-Qualified Option, the grant of an Award, the making of a Purchase of Common Stock for less than its fair market value, the making of a Disqualifying Disposition (as defined in paragraph 5(H), the vesting of restricted Common Stock acquired on the exercise of Stock Right hereunder, or any other event in connection with a Stock Rights the Company may in accordance with Section 3402(c) of the Code, may require the Optionee, award recipient, purchaser or holder or exerciser of a Stock Right to pay additional withholding taxes in respect of the amount that is considered compensation receivable in such program's gross income.

     17. Governing Law; Construction. The validity and construction of the Plan and the instruments evidencing Stock Rights shall be governed by the laws of the State of Delaware. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.